Exhibi 23.1

Jimmy C.H. Cheung & Co Certified Public Accountants

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TO THE BOARD OF DIRECTORS OF
NETWORK CN INC.

We consent to the incorporation by reference in the Registration Statement No, 333-141943 on Form S-8 of Network CN Inc., relating to our audit of the consolidated financial statements included in the Annual Report on Form 10-K of Network CN Inc. for the year ended December 31, 2008.

/s/ Jimmy C.H. Cheung & Co.
JIMMY C.H. CHEUNG & CO.
Certified Public Accountants

Hong Kong

Date: March 30, 2010

1607 Dominion Centre, 43 Queen’s Road East, Wanchai, Hong Kong
Telephone: (852) 25295500   Fax:  (852) 21277660
Email: jimmy.cheung@jchcheungco.hk
Website: http://www.jchcheungco.hk